Exhibit 99.1

           Zale Corporation Announces First Quarter Earnings Results

     DALLAS--(BUSINESS WIRE)--Nov. 16, 2006--Zale Corporation (NYSE: ZLC), North America's largest specialty retailer of fine jewelry, today announced a net loss, of $26.4 million, or $0.55 per share, for the Company's first quarter ended October 31, 2006. The Company's earnings guidance excluded the impact of derivative accounting on gold and silver contracts under SFAS 133 which resulted in an after-tax $5.4 million loss, or $0.11 per share. This loss would have been $0.01 per share under hedge accounting treatment within SFAS 133. Excluding the net impact of derivative versus hedge accounting treatment, the Company reported a net loss of $21.6 million, or $0.45 per share. For the same period last year, the Company reported a net loss of $23.7 million, or $0.47 per share. Excluding the non-cash impairment charge of $5.3 million, or $0.10 per share from the closure of Bailey Banks & Biddle locations in last year's first quarter, the Company reported a net loss of $18.4 million, or $0.36 per share.

     Total revenues for the quarter ended October 31, 2006 were $432.5 million compared to $427.6 million last year, an increase of 1.1%. Comparable store sales for the first quarter increased 0.4%.

     "Earnings performance met expectations for the quarter and comparable store sales were consistent with plan as we moved through clearance and increased transactions were offset by a lower average ticket," commented Betsy Burton, President and Chief Executive Officer.

     Ms. Burton continued, "We executed our plan for the quarter which included resetting all Zales stores with new and expanded assortments, clearing as much non-program merchandise as possible and making investments in payroll and inventory to prepare for a successful Holiday."

     The Company reiterates its second quarter guidance of comparable store sales growth of 3% to 4% and diluted earnings per share of $2.17 to $2.22, excluding the net impact of derivative versus hedge accounting treatment.

     A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

     Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,366 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

     This release contains forward-looking statements, including statements regarding the Company's sales and earnings guidance for the second quarter of fiscal year 2007, inventory management and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

                     (Tables and reconciliations to follow)


                  ZALE CORPORATION AND SUBSIDIARIES
             CONSOLIDATED SELECTED FINANCIAL INFORMATION
     (Unaudited, Dollars in thousands, except per share amounts)

                                                    Three Months Ended
                                                       October 31,
                                                    ------------------
                                                      2006     2005
                                                    --------- --------

Total Revenues                                       432,488  427,639
      Comparable Store Sales %                           0.4%    -1.2%
Cost of Sales                                        207,464  208,812
                                                    --------- --------
Gross Margin                                         225,024  218,827
      % of Revenue                                      52.0%    51.2%
Selling, General and Administrative Expenses         236,975  237,255
      % of Revenue                                      54.8%    55.5%
Cost of Insurance Operations                           1,547    1,825
Depreciation and Amortization Expense                 14,851   15,294
Derivatives Loss                                       8,560        0
                                                    --------- --------
Operating Loss                                       (36,909) (35,547)
      % of Revenue                                      -8.5%    -8.3%
                                                    --------- --------
Interest Expense, Net                                  5,256    2,354
                                                    --------- --------
Loss Before Income Taxes                             (42,165) (37,901)
Income Taxes                                         (15,770) (14,240)
                                                    --------- --------
Net Loss                                             (26,395) (23,661)
                                                    ========= ========

Basic Loss Per Common Share:
   Net Loss Per Share                                  (0.55)   (0.47)

Diluted Loss Per Common Share:
   Net Loss Per Share                                  (0.55)   (0.47)

Weighted Average Number of Common
   Basic                                              48,210   50,599
   Diluted                                            48,210   50,599

--------------------------------------------------- ------------------

Reconciliation of GAAP Information to Non-GAAP basis 1st Quarter, diluted:
                                                    Three Months Ended
                                                     October 31, 2006
                                                    ------------------
                                                                Per
                                                     Amount     Share
                                                    --------- --------
Net Loss Per Above                                  $(26,395)   (0.55)
   Derivative Loss                                     5,359     0.11
   Hedge Accounting Loss                                (545)   (0.01)
                                                    --------- --------
Net Loss as Adjusted                                $(21,581)   (0.45)
                                                    ========= ========


                  ZALE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET DATA
                  (Unaudited, Dollars in thousands)

                                                        Difference
                                                     October 2006 vs
                             October 31, October 31,    October 2005
                                2006        2005      Amount   Percent
                             ----------- ----------- --------- -------
ASSETS
Current Assets:
    Cash and Cash
     Equivalents                $50,396     $40,361   $10,035    24.9%
    Merchandise Inventories   1,188,701   1,007,244   181,457    18.0%
    Other Current Assets        106,796      86,900    19,896    22.9%
                             ----------- ----------- --------- -------
Total Current Assets          1,345,893   1,134,505   211,388    18.6%

Property and Equipment, Net     297,771     283,638    14,133     5.0%
Goodwill, Net                    96,859      93,361     3,498     3.7%
Other Assets                     28,764      33,153    (4,389)  -13.2%
                             ----------- ----------- --------- -------
Total Assets                 $1,769,287  $1,544,657   224,630    14.5%
                             =========== =========== ========= =======

LIABILITIES AND
 STOCKHOLDERS' INVESTMENT
Current Liabilities:
    Accounts Payable and
     Accrued Liabilities       $471,522    $379,840   $91,682    24.1%
    Deferred Tax Liability,
     Net                         59,429      56,373     3,056     5.4%
                             ----------- ----------- --------- -------
Total Current Liabilities       530,951     436,213    94,738    21.7%

Non-current Liabilities          18,740      35,920   (17,180)  -47.8%
Non-current Tax Liability,
 Net                              7,803      13,966    (6,163)  -44.1%
Long-term Debt                  397,321     270,200   127,121    47.0%
Long-Term Accrued Rent           32,402      31,052     1,350     4.3%

Commitments and
 Contingencies

Stockholders' Investment:
    Common Stock                    482         531       (49)   -9.2%
    Additional Paid-In
     Capital                    115,864      91,171    24,693    27.1%
    Accumulated Other
     Comprehensive Income        34,852      30,374     4,478    14.7%
    Accumulated Earnings        782,464     731,576    50,888     7.0%
    Deferred Compensation        (1,592)     (1,110)     (482)   43.4%
                             ----------- ----------- --------- -------
                                932,070     852,542    79,528     9.3%
    Treasury Stock             (150,000)    (95,236)  (54,764)   57.5%
                             ----------- ----------- --------- -------
Total Stockholders'
 Investment                     782,070     757,306    24,764     3.3%
                             ----------- ----------- --------- -------

Total Liabilities and
 Stockholders' Investment    $1,769,287  $1,544,657  $224,630    14.5%
                             =========== =========== ========= =======


     CONTACT: Zale Corporation
              David H. Sternblitz, 972-580-5047
              Vice President and Treasurer